                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            Scotsman Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     809340
                            -------------------------
                                 (CUSIP Number)


                         Robert F. Quaintance, Jr., Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                October 24, 1995
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 2 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EJJM
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF                        0
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         PN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 3 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 4 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex DHC LLC
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 5 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         OMI Quebec Inc.
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 6 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Capital Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 7 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Oncap Holding Corporation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 8 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gerald W. Schwartz
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 9 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Matthew O. Diggs, Jr.
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 10 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Nancy B. Diggs
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 11 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         W. Joseph Manifold
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 12 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles R. McCollom
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 13 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt Trust u/a dated July 23, 1993
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 14 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 15 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Remo Panella
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Italy
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 16 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Teddy F. Reed
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 17 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert L. Schafer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 18 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham E. Tillotson
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 19 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann Trust dated July 23, 1993
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 20 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 21 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ronald A. Anderson
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 22 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Kevin E. McCrone
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 23 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael P. McCrone
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 24 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Diggs Family Foundation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ohio
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 25 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Pacific Mutual Life Insurance Company
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 26 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         PM Group Life Insurance Company
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Arizona
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         CO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 27 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Pacific Mutual Charitable Foundation
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 28 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 29 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul L. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 30 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendy M. de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 31 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M. Anne de St. Paer
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 32 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham F. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 33 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jane E. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 34 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Catherine J. Cook
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 35 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c AJC) Trust
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 36 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c SEC) Trust
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         OO
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 37 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christopher R.L. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                              Page 38 of 52 Page




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Maureen J. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 39 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jonathan R. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 40 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Josephine V. Wheeler
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 41 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John Rushton
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                  SCHEDULE 13D


CUSIP No. 809340                                             Page 42 of 52 Pages




________________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Margaret L. Rushton
________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) /X/
                                                                         (B) / /
________________________________________________________________________________
3        SEC USE ONLY
________________________________________________________________________________
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
________________________________________________________________________________
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                               / /
________________________________________________________________________________
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
________________________________________________________________________________
                          7       SOLE VOTING POWER
 NUMBER OF
   SHARES                 -----------------------------------------------
BENEFICIALLY              8       SHARED VOTING POWER
  OWNED BY                        3,110,019
    EACH                  -----------------------------------------------
  REPORTING               9       SOLE DISPOSITIVE POWER
   PERSON
    WITH                  -----------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  3,110,019
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,110,019
________________________________________________________________________________
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
________________________________________________________________________________
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         29.6%
________________________________________________________________________________
14       TYPE OF REPORTING PERSON
         IN
________________________________________________________________________________

                                                             Page 43 of 52 Pages





                  AMENDMENT NO. 2 TO STATEMENT ON SCHEDULE 13D


         This Amendment No. 2 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission (the "Commission") on December 30, 1995 (the "Schedule 13D"), as amended by Amendment No. 1, filed with the Commission on March 10, 1995 ("Amendment No. 1"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer"). This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Items 2 through 7 of the Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

         (A)  NAME.

         The following person is no longer a director or executive officer of Onex Corp. (as defined in Item 2(a) of the Schedule 13D):

              Gerald N. Pencer

         The following person is a director or executive officer of Onex Corp.:

              Anthony Munk

         The following person is no longer a representative of Onex DHC LLC (as defined in Item 2(a) of the Schedule 13D):

              Eric J. Rosen

         The following persons are representatives of Onex DHC LLC:

              Ewout Heersink
              John Kelly

         The following person is no longer a director or executive officer of OMI Quebec (as defined in Item 2(a) of the Schedule 13D):

              Joan Riley

         The following person is a director or executive officer of OMI Quebec:

                                                             Page 44 of 52 Pages





              Glenn Wight

         The following persons are no longer directors or executive officers of Pacific Mutual (as defined in Item 2(a) of the Schedule 13D)

              Walter B. Gerken
              William F. Kieschnick
              Lawrence R. Tollenaere

         The following person is a director or executive officer of Pacific
Mutual:

              J. Fernando Niebla

         The following person is a director or executive officer of PM Group (as defined in Section 2(a) of the Schedule 13D):

              Michael Berumen

         (B)  BUSINESS ADDRESS.

         For  Anthony Munk:

              Onex Corporation
              BCE Place
              161 Bay Street
              49th Floor
              Toronto, Ontario
              Canada M5J 2S1

         For  John Kelly:

              NaChurs Plant Food Company
              421 Leader Street
              Marion, Ohio 43302

         For  Glenn Wight:

              28 Bonaventure
              Kirkland, Quebec
              Canada H9J 1S2

         For  J. Fernando Niebla

              Infotec Development, Inc.
              8611 South Harbor Boulevard
              Suite 260
              Santa Ana, California 92704

                                                             Page 45 of 52 Pages




         For  Charles A. Lynch:

              Fresh Choice, Inc.
              2901 Jasman Drive, Suite 104
              Santa Clara, California 95054-1169

         For  Allen W. Mathies, Jr., M.D.:

              314 Arroyo Drive
              South Pasadena, California 91030

         (C)  PRINCIPAL BUSINESS OR OCCUPATION.

         Anthony Munk is a Vice President of Onex Corp.

         John Kelly is President of NaChurs Plant Food Company, a plant food company based in Ohio.

         Glenn Wight is a public accountant in sole practice in Montreal, Canada.

         J. Fernando Niebla is Chairman and Chief Executive Officer of Infotec Development, Inc., located in Santa Ana, California.

         Robert G. Haskell is a Senior Vice-President for Public Affairs of Pacific Mutual.

         Charles A. Lynch is Chairman and Chief Executive Officer of Fresh Choice, Inc., located in Santa Clara, California.

         Allen W. Mathies, Jr., M.D., is President Emeritus of Huntington Memorial Hospital in Pasadena, California.

         Glenn S. Schafer is President of Pacific Mutual.

         Charles R. McCollom and Teddy F. Reed are no longer employed by The Delfield Company.

         (D) No person listed in Item 2 of this Amendment has been convicted during the last five years in a criminal proceeding (excluding traffic violations or similar misdemeanors.

         (E) No person listed in Item 2 of this Amendment is or has been during the last five years a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding is or has been subject to any civil judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation in respect of such laws.

                                                             Page 46 of 52 Pages




         (F)  Amendment No. 1 is corrected and changed to provide as follows:
"Michael Berumen, Audrey L. Milfs, Edward R. Byrd, Michael T. McLaughlin and Brenda Hardwig are all citizens of the United States of America. All other natural persons listed in Item 2 of this Amendment are citizens of the United Kingdom."

         John Kelly is a citizen of the United States of America. Anthony Munk and Glenn Wight are citizens of Canada.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (A) Reference is made to rows (11) and (13) of each Reporting Person's cover page. Such persons may be deemed to comprise a "group" within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended (the "Act").

         The number of shares listed in row (11) of each Reporting Person's cover page includes 2,000 shares of the Common Stock for which Matthew O. Diggs, Jr. ("Diggs"), holds options to purchase.

         (B) Reference is made to rows (7) through (10) of each Reporting Person's cover page.

         (C) (1) On May 18, 1995, Diggs received 829 shares of the Common Stock as non-management director compensation, as more fully described in
Item 4(a)(5) of the Schedule 13D.

         (2) On May 18, 1995, options granted to Diggs pursuant to the Director Stock Option Plan (as defined in Item 4(a)(6) of the Schedule 13D) to purchase 2,000 shares of the Common Stock vested and became immediately exercisable for such shares.

         (3) On October 24, 1995, Timothy C. Collins ("Collins") transferred to Ripplewood Holdings L.L.C., a Delaware limited liability company ("Ripplewood"), 51,527 shares of the Common Stock and 65,787 shares of Scotsman Series A $0.62 Cumulative Convertible Preferred Stock (the "Preferred Stock"), convertible into 50,176 shares of the Common Stock. Collins is senior managing director of Ripplewood. Onex OMI LLC, a Delaware limited liability company and affiliate of Onex Corporation, and Collins Family Partners, L.P., a Delaware limited partnership controlled by Collins, are among the members of Ripplewood. Ripplewood is not subject to the restriction on the exchange or disposition of the Common Stock described in Item 6(2) of the Schedule 13D or to the arrangements, understandings or relationships described in Items 6(1), 6(3), 6(4), 6(5), 6(6) or 6(7) (in respect of the restriction on sales) of the
Schedule 13D and is not a reporting person or a member of any "group", within the meaning of Section 13(d)(3) of the Act, comprised of such persons.

                                                             Page 47 of 52 Pages




         (4)  On November 2, 1995, Pacific Mutual, PM Group and Pacific
Mutual Charitable Foundation made dispositions of an aggregate amount of 25,000 shares of the Common Stock. On November 6, 1993, Pacific Mutual, PM Group and Pacific Mutual Charitable Foundation made dispositions of an aggregate amount of 10,000 shares of the Common Stock.

                                                             Page 48 of 52 Pages





SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 1995


                 *                                The Diggs Family Foundation
     --------------------------
     Nancy B. Diggs
                                               By:            *
                                                  --------------------------
                                                  Matthew O. Diggs, Jr.
     EJJM                                         Director


  By:            *                                            *
     --------------------------                   --------------------------
     Matthew O. Diggs, Jr.                        Matthew O. Diggs, Jr.


 *By:/s/ Matthew O. Diggs, Jr.
     --------------------------
     Matthew O. Diggs, Jr.
     Attorney-in-Fact

                                                             Page 49 of 52 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 7, 1995


                 **
     --------------------------                    Onex Corporation
     Gerald W. Schwartz

                                                   By:            **
                                                      --------------------------
                                                      Ewout R. Heersink
     Onex Capital Corporation                         Vice-President


  By:            **
     --------------------------                    Oncap Holding Corporation
     Ewout R. Heersink
     Vice-President
                                                   By:            **
                                                      --------------------------
                                                      Ewout R. Heersink
     OMI Quebec Inc.                                  Vice-President


  By:        **
     --------------------------                    Onex DHC LLC
     Ewout R. Heersink
     Vice-President
                                                   By:            **
                                                      --------------------------
                                                      Donald F. West
                                                      Representative


                                                 **By:/s/ Ewout R. Heersink
                                                      --------------------------
                                                      Ewout R. Heersink
                                                      Attorney-in-Fact

                                                             Page 50 of 52 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 1995


                ***                                        ***
     --------------------------                --------------------------
     Charles R. McCollom                       Graham E. Tillotson


     /s/ W. Joseph Manifold                    John A. Tilmann Trust
     --------------------------                dated July 23, 1993
     W. Joseph Manifold
                                           By:             ***
                                               --------------------------
     Anita J. Moffatt Trust                    John A. Tilmann
     u/a dated July 23, 1993                   Trustee

By:             ***
     --------------------------                            ***
     Anita J. Moffatt                          --------------------------
     Trustee                                   John A. Tilmann


                ***                                        ***

     --------------------------                --------------------------
     Anita J. Moffatt                          Ronald A. Anderson


                ***                                        ***
     --------------------------                --------------------------
     Remo Panella                              Kevin E. McCrone


                ***                                        ***
     --------------------------                --------------------------
     Teddy F. Reed                             Michael P. McCrone


                ***                       ***By: /s/ W. Joseph Manifold
     --------------------------                  -----------------------
     Robert L. Schafer                           W. Joseph Manifold
                                                 Attorney-in-Fact

                                                             Page 51 of 52 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 1995


     Pacific Mutual Life                        Pacific Mutual Life
     Insurance Company                          Insurance Company


By:  /s/ Eric Gritzmacher                  By:  /s/ Audrey L. Milfs
     --------------------------                 -------------------------
     Name:  Eric Gritzmacher                    Name:  Audrey L. Milfs
     Title: Vice President                      Title: Secretary




     PM Group Life                              PM Group Life
     Insurance Company                          Insurance Company


By:  /s/ Marilee Roller                    By:  /s/ Diane W. Dales
     --------------------------                 -------------------------
     Name:  Marilee Roller                      Name:  Diane W. Dales
     Title: Chief Financial Officer             Title: Assistant Secretary



     Pacific Mutual                             Pacific Mutual
     Charitable Foundation                      Charitable Foundation


By:  /s/ Edward R. Byrd                    By:  /s/ Audrey L. Milfs
     --------------------------                 -------------------------
     Name:  Edward R. Byrd                      Name:  Audrey L. Milfs
     Title: Chief Financial Officer             Title: Secretary

                                                             Page 52 of 52 Pages




SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 1995


        ****                                         ****
-------------------------                  -------------------------
Graham F. Cook                             Jane E. Cook

         ****
-------------------------                  G.F. Cook & J.E. Cook
Catherine J. Cook                            (A/c SEC) Trust

                                      By:          ****
                                           --------------------
G.F. Cook & J.E. Cook                      Name:  J.E. Cook, G.F. Cook
  (A/c AJC) Trust                          Title: Trustees

By:           ****
     ----------------------
     Name:  J.E. Cook, G.F. Cook
     Title: Trustees


         ****                                        ****
-------------------------                  -------------------------
Michael J. de St. Paer                     Paul L. de St. Paer


          ****                                       ****
-------------------------                  -------------------------
Wendy M. de St. Paer                       M. Anne de St. Paer


          ****                                       ****
-------------------------                  -------------------------
Christopher R.L. Wheeler                   Maureen J. Wheeler


          ****                                       ****
-------------------------                  -------------------------
Jonathan R. Wheeler                        Josephine V. Wheeler


          ****                                       ****
-------------------------                  -------------------------
John Rushton                               Margaret L. Rushton



****By:/s/ Graham F. Cook
       -----------------------------
       Graham F. Cook
       Attorney-in-Fact